Exhibit 99.1

Rosetta Stone Inc. Reports Second Quarter 2016 Results

Sixth consecutive quarter of year-over-year operating expense reductions delivered as management continues to see positive results from the turnaround strategy first announced in March 2015

ARLINGTON, VA — August 3, 2016 — Rosetta Stone Inc. (NYSE: RST), a world leader in technology-based learning solutions, today announced financial results for the second quarter ended June 30, 2016. Revenue in the second quarter 2016 totaled $45.7 million, down 11% from $51.4 million in the year-ago period. Second quarter 2016 net loss totaled $9.0 million, an increase of 10% compared to the net loss of $8.2 million in the year-ago period. Included in the second quarter 2016 net loss were (pre-tax) charges totaling $5.4 million for restructuring and impairment, compared to (pre-tax) restructuring and impairment charges totaling $2.6 million in the year-ago period. The second quarter 2016 net loss also included a (pre-tax) charge of $3.6 million for the one-time change in suggested retail value. Earnings per diluted share in the second quarter 2016 totaled $(0.41), a decrease of 8% compared to $(0.38) per diluted share in the second quarter 2015.

Second Quarter 2016 Overview

•
Total revenue declined 11% year-over-year to $45.7 million, which included a $3.6 million adverse revenue impact from the change in suggested retail value in the Consumer segment during the second quarter 2016. The suggested retail value represented approximately 700 basis points of the 11% year-over-year total revenue decline

•
Revenue at Lexia, the Company’s Literacy segment, grew 68% year-over-year to a record high $7.9 million. Adjusting for the impact of purchase accounting on Lexia's revenue, revenue would have been $9.2 million in the second quarter compared to $6.9 million in the year-ago period, and Lexia's pro forma revenue growth would have been 33% year-over-year

•
Management took action to price protect the in-channel inventory of select retail partners, which resulted in a $3.6 million reduction in Consumer segment revenue and the entire pre-tax charge affected second quarter 2016 net loss

•
For the second consecutive quarter, North America K-12 revenue in the Company's Enterprise & Education ("E&E") Language segment increased on a year-over-year basis, reflecting bookings growth rates in excess of 20% year-over-year in both the first quarter and second quarter 2016

•
Segment contribution margin in the E&E Language segment, improved to $6.8 million or 39% of segment revenue. In the year-ago period, E&E Language segment contribution margin totaled $4.6 million, or 25% of segment revenue. The improved performance in the E&E Language segment reflects lower operating expenses resulting from management's ongoing actions to improve profitability

•
General and administrative expenses declined $1.8 million or 15% while sales and marketing expenses were down $1.8 million or 6%, contributing to the Company's sixth consecutive quarter of year-over-year operating expense reductions

•
Net loss increased 10% year-over-year to $9.0 million or $(0.41) per diluted share; second quarter 2016 results included (pre-tax) charges of $2.5 million for restructuring and $2.9 million for impairment. In addition, second quarter 2016 net loss included the entire $3.6 million (pre-tax) charge associated with the change in the suggested retail value of the Consumer segment

•	The Company ended the quarter with $29.7 million in cash and cash equivalents with zero debt outstanding

•	Lexia released updates to its Core5 and myLexia products and announced the release of the K-2 portion of its RAPID assessment product; the Consumer segment released its new native iOS application

“We continue to build positive momentum with the year-over-year improvement in operating expenses, extending the trend to six consecutive quarters even as we invest in growing Lexia and better positioning our E&E Language segment,” said John Hass, Chairman, President and Chief Executive Officer.” Our team has been hard at work building a more focused and efficient business that delivers world class products and learning solutions for our customers while allocating capital and resources to the best opportunities for shareholders. It is increasingly clear that we are on the right path and we are delivering on our promise to bring the Company back to profitability.”
Second Quarter 2016 Review
Revenue: Total revenue declined 11% year-over-year to $45.7 million, which included a $3.6 million adverse revenue impact associated with the change in suggested retail value in the Consumer segment during the second quarter 2016. The suggested retail value adjustment represented approximately 700 basis points of the 11% year-over-year total revenue decline.
Revenue at Lexia, the Company's Literacy segment, grew 68% year-over-year to a record high $7.9 million, reflecting the impact of purchase accounting. Adjusting for the impact of purchase accounting. Lexia's revenue would have been $9.2 million in the second quarter compared to $6.9 million in the year-ago period, and Lexia's pro forma revenue growth would have been 33% year-over-year. Lexia's second quarter performance also reflects increased demand for its literacy products, as demonstrated by the 28% year-over-year increase in the number of active monthly students using Lexia Reading Core5.
Enterprise & Education ("E&E") Language segment revenue decreased 6% year-over-year to $17.5 million, primarily reflecting lower sales outside of North America following the Company's March 2016 decision to shift to a partner-based distribution model rather than continue to support a direct presence in almost all of its non-U.S. and non-northern European geographies. For the second consecutive quarter, North America K-12 revenue increased on a year-over-year basis reflecting bookings growth rates in excess of 20% year-over-year in both the first quarter and second quarter 2016.
Consumer segment revenue declined 28% year-over-year to $20.3 million, primarily due to the shift in strategy announced in March 2015. Management has been operating the Consumer segment for a targeted bottom-line result. Additionally, management’s action to price-protect the in-channel inventory of select retail partners, resulted in a $3.6 million adverse effect on Consumer segment revenue in the second quarter 2016; this represented approximately 1200 basis points of the 28% year-over-year Consumer segment revenue decline.
US$ thousands, except for percentages

	Three Months Ended June 30,
	2016	Mix %	2015	Mix %	% change
Revenue from:
Enterprise & Education ("E&E") Language	$17,490	38%	$18,558	36%	(6)%
Literacy	7,950	17%	4,733	9%	68%
Consumer	20,276	45%	28,120	55%	(28)%
Total	$45,716	100%	$51,411	100%	(11)%
Net Loss: The second quarter 2016 net loss increased 10% year-over-year to $9.0 million or $(0.41) per diluted share. In the year-ago period, net loss totaled $8.2 million or $(0.38) per diluted share. Net loss included the (pre-tax) charges of $2.5 million for restructuring and $2.9 million for impairment in the second quarter 2016, compared to (pre-tax) charges of $2.4 million for restructuring and $0.2 million for impairment in the second quarter 2015. The second quarter 2016 net loss also included the (pre-tax) charge of $3.6 million for the change in suggested retail value.

Total operating expenses decreased $1.1 million or 2% year-over-year to $48.5 million in the second quarter 2016, which included year-over-year increases of $0.1 million in restructuring charges and $2.7 million in impairment charges. The increase in impairment was due to a $2.9 million non-cash charge to impair the remaining goodwill and other intangible assets related to the Company's Fit Brains business, based upon a reduced performance outlook relative to previous expectations.

Management's ongoing efforts to return the Company to profitability has resulted in six consecutive quarters of favorable year-over-year operating expense improvements whether restructuring and impairment charges are included or excluded from the comparisons. Decreases were realized in all three major operating expense categories in the second quarter 2016, with the most significant reductions being a $1.8 million or 15% year-over-year decrease in general and administrative expense and a $1.8 million or 6% year-over-year decrease in sales and marketing expense.

Balance Sheet: The Company had zero debt and a cash and cash equivalents balance of $29.7 million at June 30, 2016. Deferred revenue totaled $132.4 million at June 30, 2016, compared to $142.7 million at December 31, 2015. Short-term deferred revenue, which will be recognized as revenue over the next 12 months, totaled $99.2 million or approximately 75% of the total June 30, 2016 balance.

Free Cash Flow and Adjusted EBITDA: Free cash flow, a non-GAAP financial measure, was $(13.2) million in the second quarter 2016, compared to $(16.1) million in the second quarter 2015. Adjusted EBITDA, a non-GAAP financial measure, was $0.1 million in the second quarter, compared to $(0.3) million in the year-ago period. Adjusted EBITDA included the entire $3.6 million (pre-tax) charge associated with the change in the suggested retail value described above.
Earnings Conference Call
In conjunction with this announcement, Rosetta Stone will host a conference call today at 5:00 p.m. ET during which time there will be a discussion of the results and the Company's 2016 outlook. Investors may dial into the live conference call using 1-201-689-8470 (toll / international) or 1-877-407-9039 (toll-free). A live webcast will also be available in the investor relations section of the Company’s website at http://investors.rosettastone.com. A replay will be made available soon after the live conference call is completed and will remain available until midnight on August 10. Investors may dial into the replay using 1-858-384-5517 and passcode 13639063.
Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by non-historical statements and often include words such as "outlook," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future-looking or conditional verbs, such as "will," "should," "could," "may," "might, " "aims," "intends," or "projects." These statements may include, but are not limited to, statements relating to: our revised business strategy; guidance or projections related to revenue, Adjusted EBITDA, bookings, and other measures of future economic performance; the contributions and performance of our businesses including acquired businesses and international operations; projections for future capital expenditures; and other guidance, projections, plans, objectives, and related estimates and assumptions. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. In addition, forward-looking statements are based on the Company’s current assumptions, expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from our present expectations or projections. Some important factors that could cause actual results, performance or achievement to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to: the risk that we are unable to execute our business strategy; declining demand for our language learning solutions; the risk that we are not able to manage and grow our business; the impact of any revisions to our pricing strategy; the risk that we might not succeed in introducing and producing new products and services; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as bank financing, as well as our ability to raise additional funds; the risk that we cannot effectively adapt to and manage complex and numerous technologies; the risk that businesses acquired by us might not perform as expected; and the risk that we are not able to successfully expand internationally. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements, risks and uncertainties that are more fully described in the Company's filings with the U.S. Securities and Exchange Commission (SEC), including those described under the section entitled “Risk Factors” in the Company’s most recent quarterly Form 10-Q filings and Annual Report on Form 10-K for the year ended December 31, 2015, as such factors may be updated from time to time.
Non-GAAP Financial Measures
To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses, and this press release contains references to, the non-GAAP financial measures of financial performance listed below.

•	Bookings represent executed sales contracts received by the Company that are either recorded immediately as revenue or as deferred revenue.

•
Adjusted EBITDA is GAAP net income/(loss) plus interest income and expense, other income/expense, income tax benefit and expense, impairment, depreciation, amortization, stock-based compensation, and restructuring expenses. In addition, Adjusted EBITDA excludes "Other" items related to the litigation with Google Inc., consulting and other related costs associated with the development and implementation of the accelerated strategy and cost reductions, non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

•	Free cash flow is cash flow from operating activities minus cash used in purchases of property and equipment.

•
Segment contribution includes segment revenue and expenses incurred directly by the segment, including material costs, service costs, customer care and coaching costs, sales and marketing expenses, and bad debt expense.

The definitions, GAAP comparisons, and reconciliation of those measures with the most directly comparable GAAP financial measures are available in this press release or in the corresponding earnings presentation, which are posted on our website at www.rosettastone.com.
Management believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations, enabling a better understanding of the long-term performance of the Company’s business. Management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analyses, and for budgeting and planning purposes. Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software and education-technology companies, many of which present similar non-GAAP financial measures to investors.
The presentation of this additional financial information is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, or in corresponding earnings presentations, and not to rely on any single financial measure to evaluate the Company’s business. The Company’s non-GAAP measures may not be comparable to those used by other companies, and we encourage you to review and understand all our financial reporting before making any investment decision.
About Rosetta Stone Inc.
Rosetta Stone Inc. (NYSE: RST) is dedicated to changing people's lives through the power of language and literacy education. The Company's innovative, personalized language and reading programs drive positive learning outcomes in thousands of schools, businesses, government organizations and for millions of individual learners around the world.

Founded in 1992, Rosetta Stone pioneered the use of interactive software to accelerate language learning and is widely recognized today as the industry leader in providing effective language programs. The Company's cloud-based programs allow users to learn online or on-the-go via tablet or smartphone, whether in a classroom, in a corporate setting, or in a personal learning environment. Rosetta Stone is also a leader in the literacy education space, helping millions of students build fundamental reading skills through its Lexia Learning division. Additionally, the Company's Fit Brains business offers personalized brain training programs developed by neuroscientists and award-winning game designers to be fun and help keep your brain sharp.

Rosetta Stone is based in Arlington, VA, and has offices and operations around the world. For more information, visit www.rosettastone.com. "Rosetta Stone" is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Investors:
Frank Milano
ir@rosettastone.com
703-387-5876

Media Contact:
Michelle Alvarez
malvarez@rosettastone.com
703-387-5862

ROSETTA STONE INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$29,705	$47,782
Restricted cash	415	80
Accounts receivable (net of allowance for doubtful accounts of $1,209 and $1,196, at June 30, 2016 and December 31, 2015, respectively)	35,104	47,327
Inventory	7,952	7,333
Deferred sales commissions	12,333	13,526
Prepaid expenses and other current assets	5,360	3,612
Income tax receivable	1,082	—
Total current assets	91,951	119,660
Deferred sales commissions	4,855	5,614
Property and equipment, net	24,693	22,532
Goodwill	48,839	50,280
Intangible assets, net	24,797	28,244
Other assets	1,784	2,213
Total assets	$196,919	$228,543
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$9,159	$10,778
Accrued compensation	9,846	8,201
Income tax payable	—	121
Obligations under capital lease	542	521
Other current liabilities	29,923	35,318
Deferred revenue	99,219	106,868
Total current liabilities	148,689	161,807
Deferred revenue	33,145	35,880
Deferred income taxes	5,517	4,998
Obligations under capital lease	2,332	2,622
Other long-term liabilities	664	826
Total liabilities	190,347	206,133
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 10,000 and 10,000 shares authorized, zero and zero shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 23,452 and 23,150 shares issued and 22,452 and 22,150 shares outstanding at June 30, 2016 and December 31, 2015, respectively	2	2
Additional paid-in capital	187,719	185,863
Accumulated loss	(166,279)	(149,794)
Accumulated other comprehensive loss	(3,435)	(2,226)
Treasury stock, at cost, 1,000 and 1,000 shares at June 30, 2016 and December 31, 2015, respectively	(11,435)	(11,435)
Total stockholders' equity	6,572	22,410
Total liabilities and stockholders' equity	$196,919	$228,543

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
Product	$7,959	$14,209	$17,990	$34,183
Subscription and service	37,757	37,202	75,728	75,670
Total revenue	45,716	51,411	93,718	109,853
Cost of revenue:
Cost of product revenue	2,389	3,719	5,034	9,356
Cost of subscription and service revenue	5,575	5,301	10,978	10,966
Total cost of revenue	7,964	9,020	16,012	20,322
Gross profit	37,752	42,391	77,706	89,531
Operating expenses:
Sales and marketing	28,740	30,555	59,533	70,705
Research and development	6,748	6,953	13,319	15,925
General and administrative	10,118	11,920	20,895	27,674
Impairment	2,902	160	2,902	451
Lease abandonment and termination	30	—	30	—
Total operating expenses	48,538	49,588	96,679	114,755
Loss from operations	(10,786)	(7,197)	(18,973)	(25,224)
Other income and (expense):
Interest income	10	7	23	11
Interest expense	(121)	(93)	(233)	(181)
Other income and (expense)	927	(503)	2,155	(2,084)
Total other income and (expense)	816	(589)	1,945	(2,254)
Loss before income taxes	(9,970)	(7,786)	(17,028)	(27,478)
Income tax (benefit) expense	(992)	389	(543)	581
Net loss	$(8,978)	$(8,175)	$(16,485)	$(28,059)
Loss per share:
Basic	$(0.41)	$(0.38)	$(0.75)	$(1.31)
Diluted	$(0.41)	$(0.38)	$(0.75)	$(1.31)
Common shares and equivalents outstanding:
Basic weighted average shares	21,948	21,689	21,908	21,355
Diluted weighted average shares	21,948	21,689	21,908	21,355

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,978)	$(8,175)	$(16,485)	$(28,059)
Adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation expense	1,397	2,108	1,818	3,395
(Gain) loss on foreign currency transactions	(818)	323	(2,343)	1,695
Bad debt expense	89	542	280	952
Depreciation and amortization	3,178	3,333	6,586	6,683
Deferred income tax expense	336	84	508	379
Loss (gain) on disposal of equipment	36	(1)	36	(2)
Amortization of deferred financing fees	70	36	132	68
Loss on impairment	2,902	160	2,902	451
Loss (gain) from equity method investments	13	(9)	40	(9)
Net change in:
Restricted cash	(401)	7	(360)	24
Accounts receivable	(5,466)	7,119	12,089	31,665
Inventory	(738)	790	(622)	(1,167)
Deferred sales commissions	198	(1,506)	1,981	(1,447)
Prepaid expenses and other current assets	(372)	(177)	(1,703)	(1,499)
Income tax receivable or payable	(1,527)	(189)	(1,190)	(633)
Other assets	238	155	326	(159)
Accounts payable	(2,199)	(6,337)	(1,630)	(10,738)
Accrued compensation	(649)	(2,944)	1,661	(4,090)
Other current liabilities	2,268	(10,834)	(5,921)	(19,875)
Other long-term liabilities	(64)	(96)	(163)	(321)
Deferred revenue	608	2,312	(10,367)	(3,919)
Net cash used in operating activities	(9,879)	(13,299)	(12,425)	(26,606)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,348)	(2,771)	(5,934)	(5,153)
Proceeds from sale of fixed assets	38	—	38	—
Acquisitions, net of cash acquired	—	—	—	(1,688)
Other investing activities	—	(280)	—	(280)
Net cash used in investing activities	(3,310)	(3,051)	(5,896)	(7,121)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	8	—	37	37
Payment of deferred financing costs	—	(7)	(100)	(34)
Payments under capital lease obligations	(94)	(93)	(338)	(375)
Net cash used in financing activities	(86)	(100)	(401)	(372)
Decrease in cash and cash equivalents	(13,275)	(16,450)	(18,722)	(34,099)
Effect of exchange rate changes in cash and cash equivalents	(15)	329	645	(755)
Net decrease in cash and cash equivalents	(13,290)	(16,121)	(18,077)	(34,854)
Cash and cash equivalents—beginning of period	47,782	45,924	47,782	64,657
Cash and cash equivalents—end of period	$29,705	$29,803	$29,705	$29,803

ROSETTA STONE INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
GAAP net loss	$(8,978)	$(8,175)	$(16,485)	$(28,059)
Total other non-operating (income) expense, net	(816)	589	(1,945)	2,254
Income tax (benefit) expense	(992)	389	(543)	581
Impairment	2,902	160	2,902	451
Depreciation and amortization	3,178	3,333	6,586	6,683
Stock-based compensation	1,397	1,205	1,818	2,347
Stock-based compensation expense related to restructuring	—	903	—	1,048
Restructuring expenses	2,512	1,542	5,021	7,656
Other EBITDA adjustments	853	(211)	1,138	109
Adjusted EBITDA*	$56	$(265)	$(1,508)	$(6,930)

* Adjusted EBITDA is GAAP net income/(loss) plus interest income and expense, other income/expense, income tax benefit and expense, impairment, depreciation, amortization, stock-based compensation, and restructuring expenses. In addition, Adjusted EBITDA excludes “Other” items related to the litigation with Google Inc., consulting and other related costs associated with the development and implementation of the accelerated strategy and cost reductions, non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

ROSETTA STONE INC.
Reconciliation of Cash Used in Operating Activities to Free Cash Flow
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net cash used in operating activities	$(9,879)	$(13,299)	$(12,425)	$(26,606)
Purchases of property and equipment	(3,348)	(2,771)	(5,934)	(5,153)
Free cash flow*	$(13,227)	$(16,070)	$(18,359)	$(31,759)

* Free cash flow is cash flow from operations minus cash used in purchases of property and equipment.

Rosetta Stone Inc.
Business Metrics
(unaudited)

	Quarter-Ended				Year Ended	Quarter-Ended
	Mar 31 2015	Jun 30 2015	Sep 30 2015	Dec 31 2015	Dec 31 2015	Mar 31 2016	Jun 30 2016
Revenue by Market (in thousands, except percentages)

Enterprise & Education Language	18,998	18,558	19,548	19,025	76,129	18,331	17,490
Literacy	4,170	4,733	5,784	7,241	21,928	7,577	7,950
Consumer	35,274	28,120	24,470	31,749	119,613	22,094	20,276
Total	58,442	51,411	49,802	58,015	217,670	48,002	45,716

YoY Growth (%)
Enterprise & Education Language	15%	6%	(1)%	(10)%	2%	(4)%	(6)%
Literacy	196%	146%	103%	94%	121%	82%	68%
Consumer	(18)%	(26)%	(42)%	(42)%	(32)%	(37)%	(28)%
Total	(4)%	(10)%	(23)%	(27)%	(17)%	(18)%	(11)%

% of Total Revenue
Enterprise & Education Language	33%	36%	39%	33%	35%	38%	38%
Literacy	7%	9%	12%	12%	10%	16%	17%
Consumer	60%	55%	49%	55%	55%	46%	45%
Total	100%	100%	100%	100%	100%	100%	100%

Revenues by Geography

United States	46,189	41,539	40,639	49,599	177,966	39,795	37,626
International	12,253	9,872	9,163	8,416	39,704	8,207	8,090
Total	58,442	51,411	49,802	58,015	217,670	48,002	45,716

Revenues by Geography (as a %)
United States	79%	81%	82%	85%	82%	83%	82%
International	21%	19%	18%	15%	18%	17%	18%
Total	100%	100%	100%	100%	100%	100%	100%

Prior period data has been modified where applicable to conform to current presentation for comparative purposes. Immaterial rounding differences may be present in this data in order to conform to Financial Statement totals.